Exhibit 10. __
Confidential treatment has been requested for portions of this document. This copy of the document filed as an exhibit omits the confidential information subject to the confidential treatment request. Omissions are designated by three asterisks (***). A complete version of this document is being filed separately with the Securities and Exchange Commission.
PORTRAIT CORPORATION OF AMERICA, INC.
815 Matthews-Mint Hill Road
Matthews, NC 28105
November 2, 2005
Mr. R. David Alexander
1700 White Pond Lane
Waxhaw, NC 28173
Dear David:
On behalf of the Board of Directors of Portrait Corporation of America, Inc. (“PCA” or the “Company”), we are pleased to extend you an offer for the position of President, Chief Executive Officer and Chairman of the Board of Directors of PCA under the terms described below.
Base Compensation. An annual salary of $500,000 payable according to the Company’s normal payment schedule for Executive Officers. Your salary will be reviewed annually by the Board of Directors and increased as it deems appropriate. Your first-year Base Compensation will be a pro rata portion of the annual salary, based on the Commencement Date.
Bonus. A bonus of 60% of Base Compensation received in any year, subject to achievement of 100% of the Performance Goals as defined below; plus, to the extent EBITDA (as defined below) exceeds the EBITDA for which 100% of the portion of the bonus relating to budget (as defined below) is payable, 5% of Base Compensation for every $1.0 million of such excess. The bonus shall be subject to a minimum payment, based on achievement of minimum Performance Goals as described below. Failure to achieve the minimum Performance Goals may result in no Bonus for the applicable year. Any bonus earned will be paid on or before April 30 of the calendar year following the period for which such bonus was earned. You must be employed on January 31 to be eligible for the bonus for that fiscal year.
First-Year Bonus. Since you were not involved in the development of this year’s budget and will serve as CEO for only a portion of the fiscal year, your first-year bonus will be a pro rata portion of an amount equivalent to $10,000 per month, based on the Commencement Date. The first-year bonus will be paid on or before April 30, 2006 and is subject to the employment requirement described above.
Performance Goals. The performance goals will be set in advance for each year in agreement with the Board of Directors and will be based on the achievement of the budget and other financial benchmarks, as well as significant strategic objectives and important milestones. We anticipate that at least 75% of the bonus will be payable based on achievement of budget. For the fiscal year ending January 31, 2007, with respect to that portion of the bonus relating to achievement of budget: none will be payable unless the Company achieves at least $ *** million of earnings before interest, taxes, depreciation and amortization (EBITDA); the full amount will be payable if the Company achieves $ *** million of EBITDA; and the amount will be prorated for achievement of budget between $ *** and $ *** million of EBITDA. The EBITDA levels in the prior sentence are determined after payment of all Company bonuses.
Stock Option Grant. Options on 188,000 shares of common stock of PCA, or approximately 4.50% of the Company’s primary outstanding shares. The option grants will be at the following

Mr. R. David Alexander	Page 2
November 2, 2005
exercise prices: (i) 125,000 options at $8.00 per share; and (ii) 63,000 options at $26.50 per share. The options, which are governed by the PCA Stock Option Plan (Attachment 1), except as described in this letter, shall be granted on the Commencement Date and will vest in four equal annual installments beginning on the first anniversary of the Commencement Date.
Acceleration of Vesting on Change in Control. On a change in control, all options under the Stock Option Grant will vest and must be exercised prior to or simultaneous with the change-in-control transaction. The initial public offering of PCA stock does not constitute a change of control.
Option Termination. The options under the Stock Option Grant will expire eight years after the Commencement Date. If there has not been a liquidity event within eight years of the Commencement Date, the options will be extended to 60 days following the initial liquidity event. If you are restricted (by shareholder agreements or securities laws) in your ability to exercise all of your options in the initial liquidity event, then the remaining options will be extended to 60 days following the next liquidity event Section 2.2(d) of Attachment 1 hereto will be modified as necessary to allow for extensions in term as described in this paragraph.
Other Terms of Stock Option Grant. The options under the Stock Option Grant will include customary drag-along and tag-along provisions for transactions of this type. In private transactions between Jupiter Partners II L.P. (“Jupiter”) and third parties, you will have the right to sell a proportional amount of vested shares on the same terms and conditions under which Jupiter is selling its shares. Jupiter has similar tag-along rights when you or other managers are eligible and proceed to sell your shares in a non-public transaction. At any time that Jupiter has agreed to sell shares of common stock, Jupiter shall be entitled to require you to sell an equivalent proportion of your shares and options in the transaction. Section 1.6(b)(i) of Attachment 1 hereto will be modified to substitute, in each instance, “Board” for “Committee.”
Cancellation of Options. The Company has the right to cancel your options under the following circumstances:

Event	Options cancelable
Death or Disability	Unvested options only
Termination for Cause	All options
Termination without Cause	Unvested options only
Resignation	Unvested options only
Acceleration of Options. Under the following circumstances, vested options under the Stock Option Grant must be exercised within the time-frames outlined below. Any options not exercised during the appropriate period will be canceled.

Event	Accelerated Exercise Period
Death or Disability	No acceleration
Termination for Cause	All options canceled
Termination without Cause	No acceleration
Resignation	60 days

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November 2, 2005
Termination Payment. In the event of termination by PCA’s Board of Directors (other than for Cause) and upon return of and in consideration for a full general release and non-competition agreement, you will receive (i) if the termination occurs within the first 12 months of the Commencement Date, 100% of your then Base Compensation in 12 equal monthly installments from the date of termination; (ii) if the termination occurs after the 12-month anniversary but prior to the 36-month anniversary of the Commencement Date, 75% of your then Base Compensation in nine equal monthly installments from the date of termination; or (iii) if the termination occurs after the 36-month anniversary of the Commencement Date, 50% of your then Base Compensation in six equal monthly installments from the date of termination. (“Cause” is defined in Attachment 1.) The non-competition agreement referred to in the first sentence of this paragraph shall expire simultaneous with the end of the monthly period corresponding to the final payment hereunder. A Sale (defined below) pursuant to which you are offered Comparable Employment (defined below) does not entitle you to any payment hereunder, whether or not you accept such employment.
Sale. If the Company is sold (through a sale of stock or assets, a merger, or otherwise) (a “Sale”) and you are offered the opportunity to continue your employment with the Company or are offered new employment with an affiliate or successor of the Company, in each case on comparable terms as in effect prior to the Sale (including comparable position with the existing business, base salary, bonus, and fringe benefits, but excluding equity-based compensation) (“Comparable Employment”), then you agree to remain in the employment of the Company or accept such new employment, as the case may be, for a period of 12 months following the Sale (or such shorter period as may be requested of you by the Company or its affiliates or successors, as the case may be). Comparable Employment shall include, in the event of a Sale to a company with multiple subsidiaries or divisions, a position in which you retain principal management responsibility for the assets and operations of PCA existing at the time of Sale. In the event you do not remain in or accept new employment as described, you shall forfeit 33% of the options granted under the Stock Option Grant (pro rata by exercise price).
Repotting. The Chief Executive Officer will report to the Board of Directors.
Board Membership. The Chief Executive Officer will have a seat on the Board of Directors and serve as Chairman.
Vacation and Benefits. As an Executive Officer of the Company, you will be entitled to participate in the current PCA Employee Benefit Plan (the “Benefit Plan”) as summarized in Attachment 2 of this letter. However, the Company’s policies, including as described in the Benefit Plan, will be modified as they pertain to you as follows: (1) health, life, dental, 401 (k) and disability benefits will become effective on the Commencement Date; and (2) you will be entitled to a minimum of four weeks of vacation per year.
Commencement Date. On or around Monday, November 28, 2005.
YOUR EMPLOYMENT WITH PCA will be on an “at will” basis and subject to the personnel policies of the Company as they may exist from time to time. Nothing contained in this letter or any other document provided to you by PCA is intended to be, nor should it be, interpreted as a guarantee that employment or any benefit will be continued for any period of time.

Mr. R. David Alexander	Page 4
November 2, 2005
Your signing this letter also represents your acceptance of the provisions contained in Attachment 1 to this letter between you and the Company with regard to confidentiality, non-competition and work-product. Further, your acceptance of employment with PCA will be deemed a representation by you that you have no conflicting non-competition or confidentiality agreements.
This offer letter will be governed by the laws of the State of New York, regardless of place of execution or conflicts-of-law principles.
This letter supersedes the letters delivered to you by the undersigned dated October 24, 2005 and October 28, 2005.
We are very pleased to be able to make this offer, and look forward to your acceptance and future service to PCA. Please indicate your acceptance of the terms outlined in this letter by countersigning below and returning a copy of this letter no later than Monday, November 21, 2005, after which this offer will expire.

Very truly yours,

/s/ Terry J. Blumer

Terry J. Blumer,
Member, Search Committee,
on behalf of the Board of Directors

ACCEPTED AND AGREED
this 2 nd day of November, 2005

/s/ R. David Alexander

R. David Alexander

ACCEPTED AND AGREED
this 2 nd day of November, 2005

/s/ John A. Sprague

John A. Sprague, General Partner
on behalf of Jupiter Partners II L.P.

Mr. R. David Alexander	Page 5
November 2, 2005
Attachments:
          PCA Stock Option Plan (1)
          PCA Employee Benefit Plan documents (2)
cc: Terry J. Blumer, PCA Director
          John F. Klein, PCA Director
          Eric F. Scheuermann, PCA Director